Company Contact:	Investor Relations Contact:
Mr. Jay Wang	Mr. Crocker Coulson
Senior Vice President of Finance	President
China Wind Systems, Inc.	CCG Investor Relations
Tel: +1-917-838-5277	Tel: +1-646-213-1915 (NY Office)
E-mail: jay.wang@chinawindsystems.com	E-mail: crocker.coulson@ccgir.com
Website: www.chinawindsystems.com	Website: www.ccgir.com

FOR IMMEDIATE RELEASE

China Wind Systems, Inc. Issues Guidance for Second Quarter and Full Year 2008

Strong growth in Q2 revenues and net income driven by demand for wind power components and legacy business performance

Wuxi, Jiangsu Province, China, - July 21, 2008 - China Wind Systems, Inc. (OTC Bulletin Board: CWSI.OB) (“China Wind Systems” or the “Company”), which through its wholly owned subsidiaries and affiliates manufactures and sells industrial equipment for use in the textile and energy related industries and high precision components for the wind power industry in the People’s Republic of China, today announced preliminary results for the second quarter ended, June 30, 2008 and guidance for the fiscal year ended December 31, 2008.

Second Quarter Preliminary Results
China Wind Systems is expected to report revenue for the second quarter of 2008 in the range of $10.9 million to $11.2 million, an increase of approximately 143.3% to 150.1% from $4.5 million in revenues from the comparable period in the prior year.. Management attributes the strong sales to sales generated from the wind energy business, consisting of the sale of forged rolled rings, as well as to the continued strong sales achieved from its legacy businesses. For the quarter ended June 2008, sales of forged rolled rings to the wind industries are expected to contribute approximately 35% of the Electrical Power Equipment business and 14.4% of total revenues as compared to an insignificant amount in the 2007 period. Net income is expected to range between $1.5 million and $1.7 million, an increase of approximately 115.9% to 140.7%, compared to $0.71 million in net income generated from the year ago period. This translates to an EPS of approximately $0.023 to $0.026, based on fully diluted share count of 65.7 million shares. These results are preliminary and subject or revision based up review by the Company’s auditor.

FY 2008 Results
For the year ended December 31, 2008, the Company expects to report revenues of approximately $40 million and net income of approximately $7 million. The guidance reflects the expectation that the Company’s new large scale facility to manufacture high precision components for the wind energy industry will begin to contribute to results in the fourth quarter of fiscal 2008.

“We remain quite optimistic about achieving our long-term goal in becoming a leading provider of wind energy components in China. The planned rapid growth in wind generation capacity in China is creating strong demand for precision components such as forged rolled rings and shafts for use in the next generation of large scale windmills,” said Mr. Jianhua Wu, CEO of China Wind Systems, “We expect the pace of our involvement in the wind energy industry to increase dramatically over the course of the next few years, as we gain move into manufacturing critical wind components such as gear boxes and yaw bearings.”

Corporate Presentation Available
In conjunction with planned meetings with the U.S. investment community this week, China Wind Systems has made its corporate presentation available to interested investors at http://www.chinawindsystems.cn/corporate-presentation.html

About China Wind Systems, Inc.

China Wind Systems, through its affiliates, Huayang Dye Machine and Huayang Electrical Power Equipment, manufactures and sells industrial equipment for use in the textile and energy related industries in China. Since August 2007, the Company has shifted its strategy to focus on the growing wind energy industry in China, and has begun to supply high precision rolled rings to companies in the wind power energy industry.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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